UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549


                               FORM 8-A


FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


             U.S. Harvest Medical Technologies Corporation
     ------------------------------------------------------------------
         (Exact Name of Registrant as Specified in Its Charter)

          Maryland                                  52-2037424
----------------------------------------   ----------------------------
  (State of Incorporation                        (I.R.S. Employer
      or Organization)                          Identification No.)

          One East Chase Street
          Suites 1112 & 1113
          Baltimore, Md.                              21202
----------------------------------------   ----------------------------
(Address of principal executive offices)            (Zip Code)


   If this form relates to                   If this form relates to
   the registration of a                     the registration of a
   class of securities                       class of securities
   pursuant to Section 12(b)                 pursuant to Section 12(g)
   of the Exchange Act and is                of the Exchange Act and is
   effective pursuant to                     effective pursuant to
   General Instruction A.(c),                General Instruction A.(d),
   please check the following                please check the following
   box. /  /                                 box. /X/


Securities Act registration statement file number to which this form relates: 000-31239


Securities to be registered pursuant to Section 12(b) of the Act.

   Title of Each Class                   Name of Each Exchange on Which
   to be so registered                   Each Class is to be Registered
------------------------                 ------------------------------
          None                                         None



Securities to be registered pursuant to Section 12(g) of the Act.

                    Common Stock - $0.0038 Par Value
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                            (Title of Class)


Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock

         For a description of the common stock, $.0038 par value, of the Registrant (the "Common Stock") being registered hereunder reference is hereby made to the information under the heading "Description of Capital Stock -- Common Stock" of the Registrant's Prospectus forming a part of the Registrant's Registration Statement on Form 10-SB12G (File No. 000-31239) filed with the Securities and Exchange Commission on August 4, 2000 (the "Registration Statement"). The aforementioned description in the Prospectus is hereby incorporated by reference herein and made a part of this registration statement.

         Holders of common stock, par value $0.0038 per share (the "Common Stock"), of U.S. Harvest Medical Technologies Corporation (the "Company") to be registered hereunder are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

State Anti--Takeover Provisions

         Business Combination Law

         The Maryland General Corporation Law (the "MGCL") imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "Interested Stockholder"). Unless approved in advance by the Board of Directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After such five-year period, a business combination with an Interested Stockholder must be: (a) recommended by the corporation's Board of Directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the Corporation's common stockholders receive a "fair price" (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. The Company is subject to the provisions of this statute.

         Control Share Acquisition Law

         Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special stockholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person, and officers of the corporation and directors who are employees of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, The statute permits such corporation to redeem the acquired shares at "Fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may demand a stockholders' meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting stockholders may have their shares appraised and repurchased by the corporation for cash. The Company is generally subject to the provisions of this statute.


Item 2.     EXHIBITS.

I.   A.     Articles of Incorporation (incorporated herein by reference to the Company's Registration Statement on Form 10-SB12G dated August 4, 2000).

     B. Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form 10-SB12G dated August 4, 2000).

     C. Form of Specimen of Common Stock Certificate (incorporated herein by reference to the Company's Registration Statement on Form 10-SB12G dated August 4, 2000).



                               SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      U.S. Harvest Medical
                                      Technologies Corporation

Date:    August 29, 2000              By: /s/ WILLIAM L. ROBINSON, JR.
                                      --------------------------------
                                      William L. Robinson, Jr.
                                      Chairman & CEO